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                                                                       Exhibit 5




                                August 28, 2001


CNB Financial Corporation
1 South Second Street
Clearfield, Pennsylvania 16830

         Re:      Dividend Reinvestment and
                  Stock Purchase Plan (the "Plan")
                  150,000 Shares of Common Stock
                  ------------------------------

Ladies and Gentlemen:

     We have acted as your counsel in connection with the registration with the Securities and Exchange Commission (the "Commission") of 150,000 shares of your Common Stock, $1.00 par value per share (the "Shares"), that may be acquired under the Plan by participants in the Plan. Shares may be purchased for the accounts of participants either directly from you, as newly-issued or treasury shares, or in the open market.

     In that connection, we have examined originals or copies certified or otherwise identified to our satisfaction of the Plan and such other documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Based on the foregoing, we are of the opinion that the Shares, when issued or delivered and paid for, in accordance with the provisions of the Plan, will have been validly issued and will be fully paid and nonassessable. In rendering this opinion we have assumed that the certificates evidencing the Shares will be properly executed and authenticated and that any Shares purchased in the open market for the accounts of participants were, when originally issued, validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement on Form S-3 for registration of the Shares under the Securities Act of 1933, as amended, and to the reference to us under "LEGAL OPINION" in the Prospectus.


                                Very truly yours,



                                /s/ Klett Rooney Lieber & Schorling
                                KLETT ROONEY LIEBER & SCHORLING,
                                      a Professional Corporation